Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact: Michael O. Gilles 978-720-1226

BEVERLY NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE QUARTER AND YEAR ENDED

December 31, 2006

(Beverly, MA) February 1, 2007—Don Fournier, President and Chief Executive Officer of Beverly National Corporation (the “Company”) and its subsidiary Beverly National Bank (the “Bank”) announced the Company’s earnings for the quarter and year ended December 31, 2006.

The Company reported net income for the quarter of $329,000, or basic and fully diluted earnings of $0.12 per share, compared to net income of $740,000, or basic earnings per share of $0.39 and fully diluted earnings of $0.38 per share for the same period last year. The results for the quarter ended December 31, 2006 were net of the previously announced, non-recurring charges related to both the restructuring of the Bank’s investment portfolio and the costs associated with implementing changes identified in its recently completed corporate efficiency review. These charges, net of tax, were $328,000 for the portfolio restructuring and $149,000 for the efficiency implementations. Net income, after adjusting for these charges, would have been $806,000, or basic earnings per share of $0.30 and fully diluted earnings of $0.29 per share.

The Company reported net income for the year ended December 31, 2006 of $2.5 million, or basic earnings per share of $1.12 and fully diluted earnings of $1.10 per share, compared to net income of $2.4 million, or basic earnings per share of $1.28 and fully diluted earnings of $1.24 per share for the same period last year. After adjusting for the previously mentioned non-recurring charges, net of tax, net income for 2006 would have been $3.0 million, or basic earnings per share of $1.33 and fully diluted earnings of $1.31 per share for the period. Net income for 2005 was reduced by $402,000 net of tax, related to severance payments and the discontinuance of the Bank’s defined benefit pension plan. Net income, after adjusting for these items, would have been $2.8 million, or basic and fully diluted earnings per share of $1.49 and $1.45, respectively.

Earnings per share are down from the comparative periods last year for the quarter and year ended December 31, 2006 reflecting the completion of the Company’s secondary stock offering in July, 2006. The issuance of 805,000 shares raised, net of expenses, $16.4 million in capital during 2006.

President Fournier stated, “We are very proud that, after adjusting for the non-recurring items, net income increased 8.2% for 2006 over the prior year and 8.9% in the fourth quarter of 2006 over the comparable quarter in 2005. During the fourth quarter of 2006, the Company implemented strategic decisions designed to enhance future earnings during this very challenging economic environment with an inverted yield curve. The Bank completed the restructuring of a significant portion of its investment portfolio and implemented the initial phases of the corporate-wide efficiency review that resulted in staff reductions and process changes. The current interest rate environment has continued to present the Bank with a number of competitive challenges. However, we have been able to maintain our deposit base and grow the loan portfolio and product mix. Interest rate pressure on deposits has continued and in order to meet competitive pressures the Bank has had to raise rates on certain deposit products. These conditions have impacted the Bank’s cost of funds and net interest margin, which continues to come under pressure. The loan growth and focus on improving operating efficiencies has helped to offset the increased interest costs and enabled the Bank to increase adjusted earnings.”

Total assets as of December 31, 2006 were $467.1 million, compared to $412.5 million at December 31, 2005, an increase of $54.6 million, or 13.2%. Loans, net of the allowance for loan losses, increased $35.4 million, or 13.2%. Total deposits increased $7.0 million, or 2.0%. Asset growth was funded primarily through the increase in Federal Home Loan Bank borrowings and the additional capital generated by the stock offering completed in the third quarter. President Fournier stated, “We are pleased with the progress of the Company, as all areas of our core business units grew during a challenging interest rate environment. The additional capital provided the Company with the ability to continue its strong asset growth and exceed all minimum required regulatory capital levels. As we move into a new year, the focus is on growing the loan portfolio and funding that growth with increased deposits and maintaining our disciplined approach to controlling expenses.” President Fournier stated, “The market for deposits continues to present our biggest challenge as competitive and aggressive pricing has resulted in a decline in our net interest margin for the year. We will continue to remain competitive, but disciplined, in our pricing to protect our core customer base and deposit structure.”

President Fournier also went on to discuss other initiatives implemented during 2006 that helped to offset the earnings pressure resulting from the increasing cost of funds. “We spent a great deal of effort and resources this year on improving core operating efficiencies and earnings. Some of the identified strategies and initiatives were put in place and we have already seen the desired results, as the cost to implement these programs has been supported by the resulting increased revenue and reduction in core expenses.”

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31, 2006	December 31, 2005
ASSETS
Cash and due from banks	$16,022	$13,134
Interest bearing demand deposits with other banks	1,010	306
Federal funds sold	11,604	—

Cash and cash equivalents	28,636	13,440
Investments in available-for-sale securities (at fair value)	113,113	47,729
Investments in held-to-maturity securities	—	65,514
Federal Home Loan Bank stock, at cost	3,503	1,872
Federal Reserve Bank stock, at cost	188	188
Loans, net of the allowance for loan losses of $3,044 and $2,514, respectively	302,667	267,256
Premises and equipment	6,285	4,577
Accrued interest receivable	1,840	1,639
Other assets	10,912	10,297

Total assets	$467,143	$412,512

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$75,751	$78,218
Interest-bearing	277,107	267,594

Total deposits	352,858	345,812
Federal Home Loan Bank advances	47,000	22,900
Securities sold under agreements to repurchase	16,372	11,390
Other liabilities	4,736	3,689

Total liabilities	420,966	383,791

Stockholders’ equity:
Preferred stock, $1.00 par value per share;
300,000 shares authorized; issued and outstanding none	—	—
Common stock, $2.50 par value per share;
5,000,000 shares authorized; issued 2,837,240 shares as of December 31, 2006 and 1,993,200 shares as of December 31, 2005; outstanding, 2,726,835 shares as of December 31, 2006 and 1,882,795 shares as of December 31, 2005	7,093	4,983
Paid-in capital	21,772	6,848
Retained earnings	19,694	18,992
Treasury stock, at cost (110,405 shares as of December 31, 2006 and 2005)	(1,495)	(1,495)
Accumulated other comprehensive loss	(886)	(607)

Total stockholders’ equity	46,178	28,721

Total liabilities and stockholders’ equity	$467,144	$412,512

Book value per share	$16.93	$15.25

The accompanying notes are an integral part of these condensed consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Interest and dividend income:
Interest and fees on loans	$4,932	$3,992	$18,832	$14,903
Interest on debt securities:
Taxable	1,139	1,023	4,313	4,073
Tax-exempt	39	26	111	90
Dividends on marketable equity securities	120	17	306	27
Other interest	134	57	180	199

Total interest and dividend income	6,364	5,115	23,742	19,292

Interest expense:
Interest on deposits	1,662	1,166	5,784	4,089
Interest on other borrowed funds	746	132	2,635	327

Total interest expense	2,408	1,298	8,419	4,416

Net interest and dividend income	3,956	3,817	15,323	14,876
Provision for loan losses	150	145	590	585

Net interest and dividend income after provision for loan losses	3,806	3,672	14,733	14,291

Noninterest income:
Income from fiduciary activities	472	429	1,816	1,738
Fees from sale of non-deposit products	57	51	225	241
Service charges on deposit accounts	132	135	549	568
Other deposit fees	271	151	791	583
Loss on sales of securities, net	(509)	—	(509)	—
Gain (loss) on sales of loans, net	—	—	—	13
Income on cash surrender value of life insurance	56	52	218	209
Other income	266	186	864	840

Total noninterest income	745	1,004	3,954	4,192

Noninterest expense:
Salaries and employee benefits	2,403	2,139	8,928	9,226
Director fees	83	86	315	307
Occupancy expense	354	317	1,355	1,367
Equipment expense	223	189	822	683
Data processing fees	257	201	859	836
Marketing and public relations	116	129	448	381
Professional fees	253	177	745	884
Other expense	426	359	1,559	1,406

Total noninterest expense	4,115	3,597	15,031	15,090

Income before income taxes	436	1,079	3,656	3,393
Income taxes	107	339	1,110	1,000

Net income	$329	$740	$2,546	$2,393

Comprehensive income	$(124)	$524	$2,267	$1,916

Earnings per share:
Weighted average shares outstanding	2,723,788	1,880,734	2,269,663	1,873,280

Weighted average diluted shares outstanding	2,752,987	1,934,217	2,305,032	1,932,830

Earnings per common share	$0.12	$0.39	$1.12	$1.28
Earnings per common share, assuming dilution	$0.12	$0.38	$1.10	$1.24
Dividends per share	$0.20	$0.20	$0.80	$0.80

The accompanying notes are an integral part of these condensed consolidated financial statements.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.